FORMIGLI INC.

Table of Contents

Page
Balance Sheets as of September 30, 2014	F-2
Statements of Operations for the three months ended September 30, 2014 and period from inception to September 30, 2014	F-3
Statements of Changes in Stockholders’ Equity (Deficit) for the period ended September 30, 2014	F-4
Statements of Cash Flows for the period ended September 30, 2014	F-65
Notes to Financial Statements	F-6 to F-8

FORMIGLI INC.

BALANCE SHEETS

September 30, 2014 (Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,720
Deferred offering costs	10,000
Accounts receivable	3,802
Total current assets	19,522

TOTAL ASSETS	$19,522

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$18,493
Accounts payable – related party	17,000
Customer deposits	1,120
Total current liabilities	36,613

Total liabilities	36,613

Stockholders’ equity (deficit)
Common stock, no par value: shares authorized 100,000,000; 10,000,000 shares issued and outstanding	-
Additional Paid-in Capital	29,500
Accumulated deficit	(46,591)
Total stockholder’s equity (deficit)	(17,091)
TOTAL LIABILITIES & EQUITY (DEFICIT)	$19,522

The accompanying notes are an integral part of these Financial Statements.

FORMIGLI INC.

STATEMENTS OF OPERATIONS

	Three months Ended September 30, 2014	Inception Date (May 25, 2014) Through September 30, 2014 (Unaudited)

Net sales	$24,839	$24,839
Cost of goods sold	18,385	18,385
Gross profit	6,454	6,454

Selling, general and administrative expenses	(21,859)	(53,045)

Income (loss) from operations	(15,405)	(46,591)

Net (loss)	(15,405)	(46,591)

Net (loss) per common shares (basic and diluted)	$(0.00)	$(0.00)

Weighted average shares outstanding
Basic and diluted	10,000,000	10,000,000

The accompanying notes are an integral part of these Financial Statements.

FORMIGLI INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Equity (Deficit)
Balance, May 25, 2014	-	$-	$-	$-	$-
Issuance of common stock for cash and services provided	10,000,000	-	29,500	-	29,500
Net loss for the period	-	-	-	(46,591)	(46,591)
Balance, September 30, 2014	10,000,000	$-	$29,500	$(46,591)	$(17,091)

The accompanying notes are an integral part of these Financial Statements.

FORMIGLI INC.

STATEMENTS OF CASH FLOWS

Inception Date (May 25, 2014) Through September 30, 2014 (Unaudited)
Cash Flows From Operating Activities
Net loss	$(46,591)
Adjustments to reconcile net income to net cash provided from operating activities:
Issuance of shares of common stock for services provided	24,500
Changes in operating assets and liabilities:
Deferred offering costs	(10,000)
Accounts payable	35,493
Accounts receivable	(3,802)
Customer deposits	1,120
Net cash provided used by operating activities	720

Cash Flows From Investing Activities
Net cash provided from (used by) investing activities	-

Cash Flows From Financing Activities
Proceeds from issuance of common stock	5,000
Net cash provided from financing activities	5,000

Increase (decrease) in cash and cash equivalents	5,720

Cash and cash equivalents at inception date	-
Cash and cash equivalents at end of period	$5,720

The accompanying notes are an integral part of these Financial Statements.

FORMIGLI INC.

NOTES TO FINANCIAL STATEMENTS

1.BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIE

Business Activity:    Formigli Inc. (the "Company") is a Florida corporation incorporated on May 25, 2014. We are a company that engages in the Global Exclusive Distribution of Formigli Bicycles.  Amy Chaffe, who is currently our sole officer and director, founded our Company and to date has provided working capital for operations. Our headquarters are located at 895 Pismo Street, San Luis Obispo, CA 93401.

To date, our activities have been limited to formation, the raising of equity capital, and the development of a business plan. We have engaged a legal consulting firm to assist us in registering securities for trading by filing Form S-1 with the U.S. Securities and Exchange Commission and by applying for a listing on the OTC Bulletin Board.  We are now exploring sources of capital.  In the current development stage, we anticipate incurring operating losses as we implement our business plan.

Financial Statement Presentation:    The interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Fiscal year end:  The Company has selected December 31 as its fiscal year end.

Use of Estimates:    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Cash Equivalents:    The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

Revenue recognition and related allowances: Revenue from the sale of goods is recognized when the risks and rewards of ownership have been transferred to the customer, which is usually when title passes. Revenue is measured at the fair value of the consideration received, net of trade discounts and sales taxes.

Accounts Receivable and Allowance for Doubtful Accounts:    Accounts receivable are stated at the amount that management expects to collect from outstanding balances. Bad debts and allowances are provided based on historical experience and management’s evaluation of outstanding accounts receivable. Management evaluates past due or delinquency of accounts receivable based on the open invoices aged on due date basis. The allowance for doubtful accounts at September 30, 2014 is $Nil.

Inventories:    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method and are adjusted to actual cost quarterly based on a physical count. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

Provisions:  Provisions for warranties are recognized when the Company has a legal or constructive obligation as a result of a past event; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognized for future operating losses.

Warranty:  We record warranty liabilities at the time of sale for the estimated costs that may be incurred under the terms of the limited warranty. Warranty claims are reasonably predictable based on historical experience of failure rates. If actual results differ from our estimates, we revise our estimated warranty liability to reflect such changes. Each quarter, we reevaluate our estimates to assess the adequacy of the recorded warranty liabilities and adjust the amounts as necessary.

FORMIGLI INC.
NOTES TO FINANCIAL STATEMENTS

1.BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Advertising and Marketing Costs: Advertising and marketing costs are expensed as incurred and were $24,500 during the period May 25, 2014, (Date of Inception) to September 30, 2014.

Income taxes: The Company has adopted SFAS No. 109 – “Accounting for Income Taxes”.  ASC Topic 740 requires the use of the asset and liability method of accounting for income taxes.  Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share: In accordance with ASC Topic 280 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

New Accounting Pronouncements: In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-4, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. This ASU is effective for interim and annual periods beginning after December 15, 2013 and requires the measurement of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum of: a) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors; and b) any additional amount the reporting entity expects to pay on behalf of its co-obligors. Required disclosures include a description of the joint-and-several arrangement and the total outstanding amount of the obligation for all joint parties. The Company anticipates the adoption of this guidance will have minimal impact on its financial position, results of operations, cash flows or disclosures.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This ASU is effective for fiscal years and interim periods beginning after December 15, 2013 and changes the presentation of unrecognized tax benefits. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial position, results of operations, cash flows and/or disclosures.

In April 2014, the FASB issued ASU No. 2014-8, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This ASU is effective within annual periods beginning on or after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015 with early adoption permitted in certain circumstances. This ASU changes the requirements for reporting discontinued operations. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial position, results of operations, cash flows and/or disclosures.

FORMIGLI INC.
NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

New Accounting Pronouncements (continued):

In May 2014, the FASB issued ASU No. 2014-9, Revenue from Contracts with Customers (Topic 606). This ASU is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period. This ASU changes the requirements for revenue recognition. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial position, results of operations, cash flows and/or disclosures.

On June 10, 2014, The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, consolidation removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. For the first annual period beginning after December 15, 2014, the presentation and disclosure requirements in Topic 915 will no longer be required for the public business entities. The revised consolidation standards are effective one year later, in annual periods beginning after December 15, 2015. Early adoption is permitted. The Company has adopted this amendment effective the current reporting period.

2. GOING CONCERN

The Company has experienced net losses to date, and it has not generated revenue from operations, we will need additional working capital to service debt and for ongoing operations, which raises substantial doubt about its ability to continue as a going concern. Management of the Company has developed a strategy to meet operational shortfalls which may include equity funding, short term or long term financing or debt financing, to enable the Company to reach profitable operations.

3. EXCLUSIVE GLOBAL DISTRIBUTION AGREEMENT

On June 1, 2014, the Company (hereinafter referred to as “Distributor”) entered into a global exclusive distribution agreement (“Agreement”) with Formigli, the producer of bicycle frame sets from Italy  (“Products”), having business address at Emidio Spinucci 16/a, Firenz, Italia 50141 (hereinafter referred to as “Manufacturer”).  The Company is not related to Formigli manufacturing and is in no way affiliated with Formigli beyond the terms of the Agreement.

Distributor desires to secure from Manufacturer, and Manufacturer is willing to grant to Distributor, the exclusive right to market, sell and distribute Manufacturer’s Products globally with the exception of Italy and direct global website, direct all retail, wholesale sales and team sponsorship sales exported out of the country from Manufacturer’s (hereinafter referred to as the “Territory”).

Distributor will be granted rights to www.formigli.com and www.formigli.it to incorporate into global unified website directed by Distributor.  Manufacturer will maintain rights to offer and post on the Italian portion of the site as it desires.  Distributor will have no rights to direct what is and what it not on the Italian portion of the global site.

Under the distribution agreement, Manufacturer appoints Distributor as its sole and exclusive distributor for the sale and distribution of the products in and throughout the Territory.

The term of this agreement shall be for a period of five years commencing on June 1, 2014 and terminating on June 1, 2019 and shall thereafter continue in effect unless either party shall notify the other of its intention to terminate the agreement by giving at least 12 months written notice prior to any specified termination date.

FORMIGLI INC.
NOTES TO FINANCIAL STATEMENTS

4.COMMON STOCK

The Company’s authorized common stock consists of 100,000,000 shares with no par value.

At inception, the Company issued 10,000,000 shares of common stock at $0.00295 per share for cash totaling $5,000 and $24,500 for services provided.

5.OFFERING EXPENSES

The Company proposes to file a Form S-1 Registration Statement to offer to the public up to 6,000,000 common shares at ten cents ($0.10) per share.  The $10,000 in costs relating to such Registration Statement will be charged to additional paid in capital, if such offering is successful.  If the offering is not successful, the costs will be charged to expense. Presently associated costs are reflected on the Balance sheets of the Company as Deferred offering costs.

6.RELATED PARTY TRANSACTIONS

During the period May 25, 2014, (Date of Inception) to September 30, 2014, the Company issued 10,000,000 shares of common stock for $29,500 to the Company’s sole director and officer, Amy Chaffe.

The Company accrues $5,000 per month for management fees and $1,000 per month as rent expenses in respect of facilities provided by the Company’s sole director and officer, Amy Chaffe. At September 30, 2014 $17,000 is included on the balance sheet as accounts payable - related party, in respect of these accruals.

7.SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements were issued and determined that there are no additional subsequent events to disclose.